Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of MDNA Life Sciences, Inc. (the “Company”) on Form S-1 to be filed on November 7, 2022, of our report dated April 1, 2022, (except for updates relating to the common stock reverse split of 12.14 - 1 discussed in Note 3, as to which the date is October 19, 2022), with respect to our audit of the financial statements of MDNA Life Sciences, Inc. as of September 30, 2021 and 2020, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman P.A.

Somerset, New Jersey
November 7, 2022